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DOLLAR GENERAL ANNOUNCES CHANGES TO BOARD OF DIRECTORS

GOODLETTSVILLE, Tenn. – (November 13, 2013) – Dollar General Corporation (NYSE:DG) today announced the resignations of Raj Agrawal and Adrian Jones as members of its board of directors effective December 5, 2013.  Mr. Agrawal, a member of KKR & Co. (LP), and Mr. Jones, a managing director at Goldman, Sachs & Co., have served as directors of Dollar General since 2007.

The entity controlled by KKR and Goldman Sachs, which purchased the company in 2007, now owns less than 2% of the company’s outstanding common stock.  Based on this reduced level of ownership, KKR and Goldman Sachs have determined to reduce or eliminate, as applicable, their representation on the company’s board of directors.  Mike Calbert, a member of KKR, will continue to serve as the lead director.

“Raj and Adrian have made substantial contributions to the success of Dollar General.  Their judgment and financial acumen have benefited both Dollar General employees and shareholders, and I appreciate their support over the years. On behalf of the entire board of directors, I thank them for their service to Dollar General,” said Rick Dreiling, chairman and chief executive officer.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for nearly 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With more than 11,000 stores in 40 states, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

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Investor Contacts:

Mary Winn Gordon   (615) 855-5536

Emma Jo Kauffman   (615) 855-5525

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Dan MacDonald        (615) 855-5209

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